Registration No. 333-_______

As filed with the Securities and Exchange Commission on October 30, 2003

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UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ARI NETWORK SERVICES, INC.

(Exact Name of Registrant as Specified in its Charter)

Wisconsin	39-1388360
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

11425 W. Lake Park Drive
Milwaukee, Wisconsin	53224-3025
(Address of Principal Executive Offices)	(Zip Code)

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2000 STOCK OPTION PLAN

2000 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)

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Brian E. Dearing 11425 W. Lake Park Drive Milwaukee, Wisconsin 53224-3025 (Name and address of agent for service) (414) 973-4300 (Telephone number, including area code, of agent for service)	Copies to: Larry D. Lieberman Godfrey & Kahn, S.C. 780 North Water Street Milwaukee, Wisconsin 53202 (414) 273-3500

CALCULATION OF REGISTRATION FEE

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Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value (2)	1,100,000 (3)	$.92	$1,012,000	$81.87

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(1)

Estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457(c) and (h)(1) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the common stock of ARI Network Services, Inc. as reported on the NASDAQ Bulletin Board on October 29, 2003.

(2)

Includes associated preferred share purchase rights.

(3)

Includes 1,000,000 shares under the 2000 Stock Option Plan and 100,000 shares under the 2000 Employee Stock Purchase Plan.  Pursuant to Rule 429 of the General Rules and Regulations of the Securities Act of 1933, this Registration Statement also covers 525,000 shares of Common Stock, including 450,000 shares under the 2000 Stock Option Plan and 75,000 shares under the 2000 Employee Stock Purchase Plan, previously registered on Form S-8 (Reg. No. 333-52176) effective December 19, 2000.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents are incorporated by reference in this Registration Statement:

(a)

The Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2003;

(b)

The Company’s Current Reports on Forms 8-K filed on August 8, 2003 and August 18, 2003; and

(c)

The description of the Registrant’s common stock contained in the Registrant’s Registration Statement filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 6. Indemnification of Directors and Officers

Sections 180.0851 of the Wisconsin Business Corporation Law (“WBCL”) requires a corporation to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding, if such person was a party to such proceeding because he or she was a director or officer of the Company unless it is determined that he or she breached or failed to perform a duty owed to the Company and such breach or failure to perform constitutes: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the person has reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (iii) a transaction from which the person derived an improper personal profit; or (iv) willful misconduct.

Section 180.0858 of the WBCL provides that subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under the articles of incorporation or bylaws of the company, a written agreement between the director or officer and the Company, or a resolution of the Board of Directors or the shareholders.

Unless otherwise provided in the Company’s articles of incorporation or bylaws, or by written agreement between the director or officer and the Company, an officer or director seeking indemnification is entitled to indemnification if approved in any of the following manners as specified in Section 180.0855 of the WBCL: (i) by majority vote of a disinterested quorum of the board of directors; (ii) by independent legal counsel chosen by a quorum of disinterested directors or its committee (or the full Board, if unable to obtain such a quorum or committee); (iii) by a panel of three arbitrators; (iv) by the vote of the shareholders; (v) by a court; or (vi) by any other method permitted in Section 180.0858 of the WBCL.

Reasonable expenses incurred by a director or officer who is a party to a proceeding may be reimbursed by a Company, pursuant to Section 180.0853 of the WBCL, at such time as the director or officer furnishes to the Company written affirmation to repay any amounts advanced if it is determined that indemnification by the Company is not required.

Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections 180.0850 to 180.0858 of the WBCL for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

As permitted by Section 180.0858, the Company has adopted indemnification provisions in its bylaws which closely track the statutory indemnification provisions with certain exceptions.  In particular, Section 7.1 of the Company’s bylaws, among other items, provides that (i) an individual shall be indemnified unless it is proved by a final judicial adjudication that indemnification is prohibited and (ii) payment or reimbursement of expenses, subject to certain limitations, will be mandatory rather than permissive.  The Company has purchased directors’ and officers’ liability insurance which insures the Company’s officers and directors against certain liabilities which may arise under the Securities Act of 1933.

Item 8.  Exhibits

4.1	ARI Network Services, Inc. 2000 Stock Option Plan, incorporated herein by reference to Exhibit (d)(1) of the Company’s Schedule TO filed on October 22, 2003.

4.2	ARI Network Service, Inc. 2000 Employee Stock Purchase Plan.

5.1	Opinion of Godfrey & Kahn, S.C.

23.1	Consent of Wipfli Ullrich Bertelson LLP

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Godfrey & Kahn, S.C. (included in Exhibit 5.1).

24	Powers of attorney are included on the signature page hereof.

Item 9.  Undertakings*

The Registrant hereby undertakes:

(a)

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)

to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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* Paragraphs correspond to Item 512 of Reg. S-K.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on October 30, 2003.

ARI NETWORK SERVICES, INC.

By:   /s/ Brian E. Dearing

     Brian E. Dearing

     Chairman and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian E. Dearing and Timothy Sherlock, and each of them, his true and lawful attorney-in-fact and agent with full power and substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connections therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ Brian E. Dearing Brian E. Dearing	Chairman, President and Chief Executive Officer and a Director (Principal Executive Officer)	October 30, 2003

/s/ Timothy Sherlock Timothy Sherlock	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	October 30, 2003

/s/ Gordon J. Bridge	Director	October 30, 2003
Gordon J. Bridge

/s/ Ted C. Feierstein	Director	October 27, 2003
Ted C. Feierstein

/s/ Richard Weening	Director	October 30, 2003
Richard W. Weening, Jr.

EXHIBIT INDEX

Exhibits

4.1	ARI Network Services, Inc. 2000 Stock Option Plan, incorporated herein by reference to Exhibit (d)(1) of the Company’s Schedule TO filed on October 22, 2003.

4.2	ARI Network Service, Inc. 2000 Employee Stock Purchase Plan.

5.1	Opinion of Godfrey & Kahn, S.C.

23.1	Consent of Wipfli Ullrich Bertelson LLP

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Godfrey & Kahn, S.C. (included in Exhibit 5.1).

24	Powers of attorney are included on the signature page hereof.